Exhibit 10.2

November 3, 2005

William J. DeLorbe, Ph.D.

Re:                               Amendment to Severance Agreement dated August 26, 2005 between Pharmacopeia Drug Discovery, Inc. (“Pharmacopeia”) and William J. DeLorbe, Ph.D. (the “Agreement”)

Dear Dr. DeLorbe:

Reference is made to the Agreement.  In consideration of your continued employment by Pharmacopeia, Pharmacopeia and you hereby agree to amend and restate Section 4 (Taxes) of the Agreement in its entirety as follows:

“4.  TAXES.  (a)  General.  Employee will be responsible for the payment of any tax liability incurred as a result of this Agreement.  The Company may withhold tax on any payments or benefits provided to Employee as required by law or regulation.

                                                (b)  Certain Excise Tax Provisions.  Notwithstanding anything herein to the contrary:

                                                (i)                                     In the event that (1) any payments or benefits received or to be received by Employee in connection with Employee’s employment with the Company (or termination thereof), whether under this Agreement or otherwise (the “Total Payments”), would subject Employee to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986 (the “Code”), as amended (the “Excise Tax”), and (2) the amount of  total “parachute payment” as defined in Section 280G(b) of the Code to be paid to the Employee is equal to or greater than 110 percent of 2.99 times the Employee’s “base amount” as defined in Section 280G(b)(3) of the Code (the “Safe Harbor Amount”), then the Company shall pay Employee in cash an additional amount (the “Gross-Up Payment”) such that the net amount retained by Employee after deduction of any Excise Tax upon the Total Payments and any federal, state and local income tax and Excise Tax upon the Gross-Up Payment shall be equal to the Total Payments.  Such payments shall be made by the Company to Employee as soon as practical following a determination that any of the Total Payments will be subject to the Excise Tax, but in no event beyond thirty (30) days from such date.

                                                (ii)                                  In the event that (1) the Total Payments would subject Employee to the Excise Tax, and (2) the amount of the total “parachute payment” as defined in Section 280G(b) of the Code to be paid to the Employee is less than 110% of the Safe Harbor Amount, then, only to the extent necessary to eliminate the imposition of the Excise Tax, such payments and benefits shall be reduced, in the order and of the type mutually agreed to by the Employee and the Company.

                                                (iii)                               All determinations required to be made, including whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax, shall be made by the Company’s regular auditors (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and to Employee within 10 days after a request for such determinations are made by Employee or the Company.  Any such determination by the Accounting Firm shall be binding upon the Company and Employee.  For purposes of making any determination hereunder, Employee shall be deemed to pay Federal, state and local income taxes at the highest marginal rates applicable to Employee as of the date of the determination.”

If you are in agreement with the terms of this letter agreement please sign below and return one copy to my attention.

Very truly yours,

/s/ Leslie J. Browne

Leslie J. Browne, Ph.D.

President and Chief Executive Officer

ACKNOWLEDGED, AGREED AND

ACCEPTED THIS 3RD DAY OF

NOVEMBER, 2005

/s/ William J. DeLorbe

William J. DeLorbe

Executive Vice President,

Human Resources